UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 12, 2007, Barrier Therapeutics, Inc. (the “Company”) entered into a Supply Agreement (the “Supply Agreement”) with Abbott GmbH & Co. KG (“Abbott”) under which the Company appointed Abbott to be its exclusive manufacturer and supplier of the itraconazole intermediate used in the manufacture of the Company’s Phase 3 product candidate, Hyphanox™.

Under the Supply Agreement, Abbott agrees to manufacture and supply the itraconazole intermediate exclusively for the Company using Abbott’s patented drug delivery technology. The Supply Agreement, which has a term of ten years from the date of first commercial sale of a finished product by the Company, will require the Company to purchase certain minimums of melt extrudate based on rolling forecasts to be agreed upon at the time the Company files an NDA for Hyphanox™. In addition to the supply price, the Company will pay Abbott a fee based on a percentage of net sales of its finished product. Either party may terminate the Supply Agreement upon twelve months’ written notice to the other, or upon sixty (60) days notice for failure to remedy any breach. However, in the event of Abbott’s termination of the Supply Agreement for convenience, it must first put in place an adequate alternative supplier for the Company without interruption of supply.

A copy of the Supply Agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

None.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: July 18, 2007	By:	/s/ Anne M. VanLent
	Name:	Anne M. VanLent
	Title:	Chief Financial Officer